UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 19, 2006

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(d). On August 19, 2006, the Board of Directors of Wherify Wireless, Inc. ("Wherify") appointed Daniel McKelvey as a member of the Board of Directors. Mr. McKelvey was appointed to fill a vacancy on the Board of Directors created by the departure of Michael D. Dingman, Jr., who resigned on August 15, 2006 to devote more time to his recent appointment as a chief financial officer of another company. The Board of Directors also named Mr. McKelvey to serve as chairman to the audit committee and as a member to the compensation committee.

Mr. McKelvey is a co-founder and Managing Partner of Forté Partners, LLC, a merchant banking firm based in San Francisco. Mr. McKelvey previously served on the Board of Directors of Wherify (then named IQ Biometrix) from March 2004 until consummation of the merger with Wherify California, Inc. on July 21, 2005.

As previously reported in Wherify's Form 10-KSB for the fiscal year ended June 30, 2005, in August 2003 Wherify entered into a consulting agreement with Daniel McKelvey. This agreement was terminated in July 2005. Under the agreement Mr. McKelvey provided advice regarding financial management and business planning; identifying, evaluating, negotiating and securing sources of funding and merger and acquisition prospects; and other matters upon request. Under the agreement, Mr. McKelvey received $10,000 per month in cash or shares of Wherify common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share, which vested over a one-year period. In addition, the agreement provided that in the event Wherify raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for Wherify common stock equal to 10% of the funds raised. If investment-banking services from other sources were used as well, the agreement provided that Mr. McKelvey would be entitled to a cash payment of $100,000. In August 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005, on the same terms and conditions as the original consulting agreement except that Wherify agreed to issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004. The warrant is exercisable any time before July 31, 2009 in cash or pursuant to a cashless exercise provision. This warrant is fully vested. Upon completion of the financing completed in January 2005, Wherify paid Mr. McKelvey $100,000. On August 25, 2005 the company approved payment of $25,000 in cash and 50,000 shares of common stock as compensation in full for services rendered in connection with the successful closing of the merger of the company with Wherify California, Inc.

Also as previously reported in Wherify's Form 10-KSB for the fiscal year ended June 30, 2005, on January 11, 2005, Forte Capital Partners, LLC, of which Daniel McKelvey is a managing partner, purchased $25,000 of convertible debentures. The convertible debentures bore interest at an annual rate of 5%. The debentures were converted into shares of Wherify's common stock at the conversion price of $2.00 per share upon the effectiveness of the registration statement registering such shares. In connection with the sale of the convertible debentures, Wherify issued to Forte Capital Partners, LLC warrants to purchase 6,250 shares of its common stock for an exercise price of $2.70 per share. All of these warrants have been exercised. On January 24, 2005, Wherify extended the due date on another convertible debenture which was issued to Forte Capital Partners, LLC in 2003 from March 31, 2005 to June 30, 2005. The face value of the debenture was $300,000. This debenture and its accrued interest were converted into 454,547 shares of common stock in May 2005.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: August 21, 2006	By:	/s/ Mark E. Gitter
Mark E. Gitter
Chief Financial Officer and Treasurer